Array Presents Full Results from Phase 3 NEMO Study

Binimetinib meets primary PFS endpoint in high unmet need patient population

Abstract No. 9500

BOULDER, Colo., June 6, 2016 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY) announced full results at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago (Abstract No. 9500) from the pivotal Phase 3 NEMO (NRAS MELANOMA AND MEK INHBITOR) trial of binimetinib. The study found binimetinib significantly extended median progression-free survival (PFS), the study's primary endpoint, at 2.8 months, as compared with 1.5 months observed with dacarbazine [hazard ratio (HR)=0.62 (95% CI 0.47-0.80), p<0.001] – the first trial to ever meet a PFS endpoint in patients with advanced NRAS-mutant melanoma. In the pre-specified subset of patients who received prior treatment with immunotherapy, including ipilimumab, nivolumab or pembrolizumab, patients who received binimetinib experienced 5.5 months of median PFS (95% CI, 2.8–7.6), compared with 1.6 months for those receiving treatment with dacarbazine (95% CI, 1.5–2.8).

"The NEMO findings are promising and suggest binimetinib may provide a new treatment option for the thousands of patients who are diagnosed with NRAS-mutant melanoma," said lead study investigator Reinhard Dummer, M.D., Professor, Dept. of Dermatology, University of Zurich Hospital. "Particularly compelling are the results in the pre-specified sub-group of patients who had received prior treatment with immunotherapy, which is now recognized as the standard of care for first-line treatment in this patient population."

In addition to improving PFS, binimetinib also demonstrated significant improvement in overall response rate (ORR) and disease control rate (DCR). While there was no statistically significant difference demonstrated in overall survival, the median overall survival (mOS) favored the binimetinib arm.

  Confirmed ORR was 15 percent (95% CI, 11-20 percent) in patients receiving binimetinib vs. 7 percent (95% CI, 3-13 percent) in patients receiving dacarbazine.
  DCR for patients receiving binimetinib was 58 percent (95% CI, 52-64 percent) vs. 25 percent (95% CI, 18-33 percent) for patients receiving dacarbazine.
  mOS was estimated at 11.0 months in patients receiving binimetinib vs. 10.1 months for patients treated with dacarbazine [(HR) = 1.0 (95% CI 0.75-1.33), p=0.499].

"NRAS-mutant melanoma impacts one out of five advanced melanoma patients, yet there are currently no treatment options indicated specifically for these patients," said study investigator Keith T. Flaherty, M.D., Director of the Termeer Center for Targeted Therapy, Massachusetts General Hospital and Professor of Medicine, Harvard Medical School. "There remains a need for additional effective treatments for patients with NRAS–mutant disease. Binimetinib may provide another important treatment option for this patient population."

Binimetinib was generally well-tolerated and the adverse events (AEs) reported were consistent with previous results in NRAS-mutant melanoma patients. Grade 3/4 AEs reported in greater than or equal to 5 percent of patients receiving binimetinib included increased creatine phosphokinase (CPK) and hypertension.

"The NEMO trial results demonstrate the potential of binimetinib to help slow disease progression in this patient population, an often overlooked subset without treatment options beyond immunotherapy," explained Victor Sandor, M.D., Chief Medical Officer, Array BioPharma. "Based on the strength of these data, we plan to submit our regulatory filing for binimetinib in NRAS-mutant melanoma later this month."

About NEMO
The NEMO trial, (NCT01763164), is an international, randomized Phase 3 study in patients with advanced NRAS-mutant melanoma. 402 patients were randomized 2:1 to receive continuous 45 mg BID binimetinib or 1,000 mg/m2 dacarbazine dosed every three weeks. Prior immunotherapy treatment was allowed. The primary endpoint of the study is progression-free survival, and overall survival is a key secondary endpoint. Patients underwent radiographic assessment of disease status every six weeks, and assessment of progression was determined by blinded central review. Over 100 sites across North America, Europe, South America, Asia and Australia participated in the study.

About NRAS-Mutant Melanoma
Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with more than 76,000 new cases and nearly 10,000 deaths from the disease projected in 2016. Activating NRAS mutations are present in up to 20 percent of patients with metastatic melanoma, and is a poor prognostic indicator for these patients. Treatment options for this population remain limited beyond immunotherapy, and patients face poor clinical outcomes and high mortality.

About Binimetinib
MEK and BRAF are key protein kinases in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as melanoma, non-small cell lung, colorectal and thyroid cancers. Binimetinib is a late-stage small molecule MEK inhibitor, which targets key enzymes in this pathway.

Binimetinib is currently being studied in Phase 3 trials in advanced cancer patients, including the COLUMBUS trial studying encorafenib in combination with binimetinib in patients with BRAF-mutant melanoma and the recently initiated BEACON trial that will study encorafenib in combination with binimetinib and cetuximab in patients with BRAF V600E-mutant colorectal cancer. Array projects COLUMBUS top-line results availability during the third quarter of 2016.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of binimetinib and encorafenib, and the timing of the announcement of further results of clinical trials for binimetinib and encorafenib; expectations that events will occur that will result in greater value for Array; and the potential for the results of current and further clinical trials to support regulatory approval or the marketing success of binimetinib and encorafenib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of binimetinib and encorafenib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of June 6, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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